Exhibit (d)(2)

Schedule A

(As of February 14, 2025)

Funds

Series	Annual Rate of Average Daily Net Assets	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date

Volatility Shares S&P High Volatility Index ETF	0.25%	September 29, 2022	December 5, 2022	December 5, 2022	September 29, 2025
1x Long VIX Futures K-1 Free ETF	0.84%	September 29, 2022	March 15, 2023	March 15, 2023	September 29, 2025
Volatility Premium Plus ETF	1.35%	September 29, 2022	March 15, 2023	March 15, 2023	September 29, 2025
2x Bitcoin Strategy ETF	1.85%	May 18, 2023	May 18, 2023	May 18, 2023	May 18, 2025
2x Ether ETF	1.15%	September 15, 2023	September 15, 2023	September 15, 2023	September 15, 2025
2x Corn ETF	1.85%	September 20, 2024	December 3, 2024	December 3, 2024	September 20, 2026
2x Wheat ETF	1.85%	September 20, 2024	December 3, 2024	December 3, 2024	September 20, 2026
One+One™ Nasdaq-100® and Bitcoin ETF	0.75%	December 2, 2024	February 13, 2025	February 13, 2025	December 2, 2026
One+One™ S&P 500® and Bitcoin ETF	0.75%	December 2, 2024	February 13, 2025	February 13, 2025	December 2, 2026